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                                 Exhibit 10(q)

                                AMENDMENT NO. 1
                     TO THE GUARANTEE MUTUAL LIFE COMPANY
                              PHANTOM STOCK PLAN
                           (AS AMENDED AND RESTATED)

          RESOLVED, that the Guarantee Life Insurance Company Phantom Stock Plan (as Amended and Restated On October 23, 1995) (the "Plan") be and hereby is amended by adding Section 6.06 to the Plan to read as follows:

     Section 6.06.  Transfer to Guarantee Life Insurance Company Deferred
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     Compensation Plan.  At any time after a participant has become 100% vested
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     in the Phantom Shares under Article IV of the Plan, but before the calendar year in which a participant is subject to mandatory cash-out of the participant's Phantom Shares under Section 6.03, a participant may, in the month of December, request the Compensation and Benefits Committee to transfer all or a portion of such Phantom Shares to the Stock Account of the Guarantee Life Insurance Company Deferred Compensation Plan. The final decision and approval regarding the transfer of Phantom Shares, is at the sole discretion of the Compensation and Benefits Committee. All such transfers shall be effective the January 1 following the date of the request. The participant shall specify the amount of the value of the transferred Phantom Shares to be allocated to the participant's Stock Account under the Deferred Compensation Plan. All transfers shall be based on the value of the participant's Phantom Shares as of the date of the transfer. From and after the effective date of any transfer of the Phantom Shares to the Deferred Compensation Plan, all of the transferred amounts shall be subject to the provisions of the Deferred Compensation Plan; and

          FURTHER RESOLVED, that this amendement shall be effective January 1, 1997.